EX-99.1

Contacts:
Elise Caffrey	Charlie Vaida
Investor Relations	Media Relations
iRobot Corp.	iRobot Corp.
(781) 430-3003	(781) 430-3182
ecaffrey@irobot.com	cvaida@irobot.com

iRobot Acquires Japanese Distribution Business from
Sales on Demand Corporation

Positions iRobot for Additional Growth in Japan

BEDFORD, Mass., November 21, 2016 - iRobot Corp. (NASDAQ: IRBT), a leader in consumer home robotics products, today announced that it has signed a definitive agreement to acquire the iRobot-related distribution business of privately-held Sales On Demand Corporation (SODC) based in Tokyo, Japan. The acquisition is expected to close in April 2017.

The acquisition will better enable iRobot to maintain its leadership position and accelerate the growth of its business in Japan through direct control of pre- and post-sales market activities including sales, marketing, branding, channel relationships and customer service.

SODC has been iRobot's exclusive distribution partner in Japan since 2004 and is well respected by top channel partners. The SODC team has been instrumental in establishing iRobot as the leading consumer robotics brand among Japanese consumers and maintaining significant market share in an increasingly competitive region.

Japan is a key strategic country for iRobot, given its status as the largest consumer robotics market outside of North America. iRobot will appoint a new president & general manager for Japan who will report directly to iRobot's COO Christian Cerda, and assume day-to-day operational responsibility for all market activities in Japan.

"Forward integration in Japan is a strategic step for iRobot as a leading global consumer technology company. The Japanese distribution model served us well in establishing our initial presence and brand in the region, catapulting iRobot to the market leading position. As the dynamics of the robotic floor care segment evolve in Japan, we believe iRobot itself is better positioned to drive increased adoption and continue market leadership in that region. We are honored to have the SODC distribution team join the iRobot family as we take the next step on our journey," said Colin Angle, chairman and CEO of iRobot.

iRobot will acquire the business for a cash amount equal to the book value of the acquired assets at close, primarily inventory, estimated to be between $14M-$16M, subject to exchange rates in effect on the date of acquisition. The acquisition is expected to contribute incremental revenue of approximately $20-25 million in 2017 and to expand gross margin despite the required one-time, inventory fair value accounting adjustment. On a GAAP basis, iRobot expects the acquisition to be between $0.25-0.35 dilutive in 2017, subject to final purchase price accounting adjustments, one time charges and acquisition costs. The acquisition will result in incremental revenue, gross margin and profit in 2018 and beyond. We will provide more information on the acquisition impact on our financials in conjunction with our earnings call in February.

About iRobot Corp.
iRobot designs and builds robots that empower people to do more. The company's home robots help people find smarter ways to clean and accomplish more in their daily lives. iRobot's portfolio of solutions features proprietary technologies for the connected home and advanced concepts in navigation, mobility and artificial intelligence. For more information about iRobot, please visit www.irobot.com.

For iRobot Investors
Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to iRobot Corporation's expectations concerning the closing date of iRobot’s acquisition of the SODC distribution business, the growth and success of iRobot’s business in Japanese markets, the anticipated purchase price of iRobot’s acquisition of the SODC distribution business, the expected impact of such acquisition on iRobot’s financial statements and operations, the timing of future information regarding the financial impact of the acquisition, iRobot’s plans for the leadership of the acquired business, and the ability of iRobot to successful integrate the SODC distribution business following the acquisition. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. iRobot undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by iRobot, see the disclosure contained in our public filings with the Securities and Exchange Commission including, without limitation, our most recent Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the second quarter ended July 2, 2016.